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                                                                Exhibit 10.18(a)



                            PATENT LICENSE AGREEMENT

THIS Agreement is between the Board of Regents ("Board") of The University of Texas System ("System"), an agency of the State of Texas, whose address is 201 West 7th Street, Austin, Texas 78701, and NOMOS CORPORATION, a Delaware corporation having a principal place of business located at 2591 Wexford Bayne Road, Sewickley, PA 15143 ("Licensee"). Board and Licensee shall be hereinafter referred to collectively as the "Parties" and individually as the "Party."

                                TABLE OF CONTENTS


         RECITALS                                                                                2

1.       EFFECTIVE DATE                                                                          2

2.       DEFINITIONS                                                                             2

3.       WARRANTY, SUPERIOR RIGHTS                                                               3

4.       LICENSE                                                                                 4

5.       PAYMENTS AND REPORTS                                                                    5

6.       TERM AND TERMINATION                                                                    7

7.       INFRINGEMENT BY THIRD PARTIES                                                           9

8.       ASSIGNMENT                                                                              9

9.       PATENT MARKING                                                                          9

10.      INDEMNIFICATION                                                                         9

11.      USE OF BOARD AND COMPONENT'S NAME                                                       10

12.      CONFIDENTIAL INFORMATION                                                                10

13.      PATENTS AND INVENTORS                                                                   11

14.      ALTERNATE DISPUTE RESOLUTION                                                            11

15.      GENERAL                                                                                 12

         SIGNATURES                                                                              14

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                                    RECITALS

A. Board owns certain Patent Rights and Technology Rights related to Licensed Subject Matter, which were developed at The University of Texas Health Science Center at San Antonio ("University"), a component institution of System.

B. Board desires to have the Licensed Subject Matter developed and used for the benefit of Licensee, Inventor, Board, and the public as outlined in Board's Intellectual Property Policy.

C. Licensee wishes to obtain a license from Board to practice Licensed Subject Matter.

         NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties agree as follows:

1. EFFECTIVE DATE

This Agreement is effective October 21, 1998 ("Effective Date").

2. DEFINITIONS

As used in this Agreement, the following terms have the meanings indicated:

         2.1 "Affiliate" means any business entity more than 50% owned by Licensee, any business entity which owns more than 50% of Licensee, or any business entity that is more than 50% owned by a business entity that owns more than 50% of Licensee.

         2.2 "Licensed Field" means all radiation therapy applications deriving from the Patent Rights or Technology Rights.

         2.3 "Licensed Product" means any product Sold by Licensee comprising Licensed Subject Matter pursuant to this Agreement.

         2.4 "Licensed Subject Matter" means inventions and discoveries covered by Patent Rights or Technology Rights within Licensed Field.

         2.5      "Licensed Territory" means world-wide.


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         2.6 "Net Sales" means the gross revenues received by Licensee from the
Sale of Licensed Products less sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation prepaid or allowed, and amounts allowed or credited due to returns (not to exceed the original billing or invoice amount).

         2.7 "Patent Rights" means Board's rights in information or discoveries covered by United States Patent Application filed on October 21, 1998 entitled "Couch Mounted Tomotherapy Treatment Device and Methods of Using the Same" by Bill J. Salter ("Inventor") and all divisions, continuations, continuations-in-part, reissues, reexaminations or extensions thereof, and any letters patent that issue thereon, whether domestic or foreign.

         2.8 "Peacock(R) System" means a system for the delivery of intensity modulated radiation therapy comprising the CORVUS Inverse Treatment Planning System (or its functional equivalent) and/or the MIMiC Multileaf Collimator (or its functional equivalent), as they may be modified from time to time.

         2.9 "Sale or Sold" means the transfer or disposition of a Licensed Product for value to a party other than Licensee.

         2.10 "Technology Rights" means Board's rights in technical information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, software, designs, drawings or data created by Inventor at University before or after the Effective Date relating to apparatus and methods for delivering radiation therapy which are not covered by Patent Rights, but which are necessary for practicing the invention covered by Patent Rights.

3. WARRANTY: SUPERIOR-RIGHTS

         3.1 Except for the rights, if any, of the Government of the United States, as set forth below, Board represents and warrants its belief to the best of its knowledge, after due inquiry, that (i) it is the owner of the entire right, title, and interest in and to Licensed Subject Matter, (ii) it has the sole right to grant licenses thereunder, and (iii) it has not knowingly granted licenses thereunder to any other entity that would restrict rights granted to Licensee except as stated herein.

         3.2 Licensee understands that the Licensed Subject Matter may have been developed under a funding agreement with the Government of the United States of America (the "Government") and, if so, that the Government may have certain rights relative thereto. This Agreement is explicitly made subject to the Government's rights under any agreement and any applicable law or regulation. If


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there is a conflict between an agreement, applicable law or regulation and this
Agreement, the terms of the Government agreement, applicable law or regulation shall prevail. The Board shall be responsible for any payments or fees of any kind payable to the Government of the United States under any such agreement, law or regulation. To the best of Board's knowledge, this Agreement does not conflict with or require the approval of the Government.

         3.3 Licensee understands and acknowledges that Board, by this Agreement, makes no representation as to the operability or fitness for any use, safety, efficacy, ability to obtain regulatory approval, patentability, and/or breadth of the Licensed Subject Matter. Board, by this Agreement, also makes no representation as to whether there are any patents now held, or which will be held, by others or by Board in the Licensed Field, nor does Board make any representation that the inventions contained in Patent Rights do not infringe any other patents now held or that will be held by others or by Board.

         3.4 Licensee, by execution hereof, acknowledges, covenants, and agrees that it has not been induced in any way by Board, System, University or its employees to enter into this Agreement, and further warrants and represents that: (i) it has conducted sufficient due diligence with respect to all items and issues pertaining to this Article 3 and all other matters pertaining to this Agreement; and (ii) Licensee has adequate knowledge and expertise, or has utilized knowledgeable and expert consultants, to adequately conduct the due diligence, and agrees to accept all risks inherent herein.

4. LICENSE

         4.1 Board hereby grants to Licensee a royalty-bearing, exclusive license under Licensed Subject Matter to manufacture, have manufactured, import, offer to sell, and/or sell Licensed Products within the Licensed Territory for use within Licensed Field. This grant is subject to the payment by Licensee to Board of all consideration as provided herein, and is further subject to rights retained by Board to:

          a. Publish the general scientific findings from research related to Licensed Subject Matter subject to the terms of Article 12, Confidential Information; and

          b. Use Licensed Subject Matter for research, teaching, and other educationally-related purposes.

         4.2 Licensee may extend the license granted herein to any Affiliate if the Affiliate consents to be bound by this Agreement to the same extent as Licensee.


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         4.3 Licensee may grant sublicenses consistent with this Agreement if
Licensee is responsible for the operations of its sublicensees relevant to this Agreement as if the operations were carried out by Licensee, including the payment of royalties whether or not paid to Licensee by a sublicensee. Licensee must deliver to Board a true and correct copy of each sublicense granted by Licensee, and any modification or termination thereof, within 30 days after execution, modification, or termination. When this Agreement is terminated, all existing sublicenses granted by Licensee must terminate as well. This termination right does not apply to products previously sold to third parties for use in the Peacock(R) System.

5. PAYMENTS AND REPORTS

         5.1 In consideration of rights granted by Board to Licensee under this Agreement, Licensee will pay Board the following:

               (a.) a non-refundable license documentation fee in the amount of $25,000 due and payable when this Agreement is executed by Licensee;

               (b.) a royalty of $4,000 for the Sale, in conjunction with the Sale of a Peacock(R) System, of a Licensed Product capable of translating a radiation therapy treatment couch solely via manual operation (i.e., the motive force for translation is supplied via direct physical manipulation of the Licensed Product by an operator thereof) ("Manual Licensed Product");

               (c.) a royalty of $5,000 for the Sale, in conjunction with the Sale of a Peacock(R) System, of a Licensed Product capable of translating a radiation therapy treatment couch by means other than or in addition to manual operation ("Self-motive Licensed Product");

               (d.) a running royalty equal to 20% of Net Sales or a royalty of $4,000, whichever is greater, for each Manual Licensed Products Sold independently from the Sale of a Peacock(R) System and covered by Patent Rights or Technology Rights;

               (e.) a running royalty equal to 15% of Net Sales or a royalty of $5,000, whichever is greater, for each Self-motive Licensed Product Sold independently from the Sale of a Peacock(R) System and covered by Patent Rights or Technology Rights; and


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               (f.) minimum yearly royalties of $100,000 due within 30 days of the first anniversary, $125,000 due within 30 days of the second anniversary, and $125,000 due within 30 days of the third anniversary of the first Sale of a Licensed Product.

         5.2 During the Term of this Agreement and for 1 year thereafter, Licensee agrees to keep complete and accurate records of its and its sublicensees' Sales and Net Sales of Licensed Products under the license granted in this Agreement in sufficient detail to enable the royalties payable hereunder to be determined. Licensee agrees to permit Board or its representatives, at Board's expense, to periodically examine its books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement, but not more than twice in any calendar year. If the amounts due to Board are determined to have been underpaid by more than five (5%) percent of the correct amount due, Licensee will pay the cost of the examination and accrued interest at the rate of twelve (12%) percent per annum.

         5.3 Within 30 days after March 31, June 30, September 30, and December 31, beginning immediately after the Effective Date, Licensee must deliver to Board a true and accurate written report, even if no payments are due Board, giving the particulars of the business conducted by Licensee and its sublicensee(s), if any exist, during the preceding 3 calendar months under this Agreement as are pertinent to calculating payments hereunder. This report will include at least:

               a. the quantities of Licensed Subject Matter that it has produced;

               b. the total Sales;

               c. the calculation of royalties thereon; and

               d. the total royalties computed and due Board.

Simultaneously with the delivery of each report, Licensee must pay to Board the amount, if any, due for the period of each report.

         5.4 On or before each anniversary of the Effective Date, irrespective of having a first Sale or offer for Sale, Licensee must deliver to Board a written progress report as to Licensee's (and any sublicensee's) efforts and accomplishments during the preceding year in diligently commercializing Licensed Subject Matter in the Licensed Territory and Licensee's (and, if applicable, sublicensee's) commercialization plans for the upcoming year.


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         5.5 All amounts payable here by Licensee must be paid in United States funds without deductions for taxes, assessments, fees, or charges of any kind, except as required by applicable law. Checks must be payable to Board of Regents, The University of Texas System, and shall be delivered to:

R. B. Price
Executive Vice President for
Administration and Business Affairs
The University of Texas
Health Science Center at San Antonio
San Antonio, Texas 78284-7862

         5.6 Upon receiving a first notice of allowance for a patent application covered under Paragraph 2.7 (Patent Rights), Licensee must reimburse Board for all its out-of-pocket expenses thus far incurred in filing, prosecuting, enforcing and maintaining exclusively licensed Patent Rights , up to a maximum reimbursement of $10,000 during the Term. Notwithstanding the $10,000 maximum reimbursement during the Term, if the Term is extended pursuant to Paragraph 6.1, Licensee agrees to reimburse Board for all its Patent Costs incurred prior to the effective date of the extension, up to a maximum reimbursement of $15,000.

6. TERM AND TERMINATION

         6.1 The term of this Agreement is from the Effective Date until the third anniversary thereof ("Term"). The Term may be extended for additional periods of 2 years by mutual agreement of the Parties. However, the Term shall not exceed the term or terms of any patents covered by Patent Rights.

         6.2 Any time after 1 year from the Effective Date, Board and University have the right to terminate the exclusivity of this license in any national political jurisdiction in the Licensed Territory if Licensee, within 90 days after receiving written notice from University of intended termination of exclusivity, fails to provide written evidence reasonably satisfactory to University that Licensee or its sublicensee has commercialized or is actively attempting to commercialize a licensed invention in such jurisdiction(s).

         6.3 Any time after 2 years from the Effective Date, Board and University have the right to terminate this license in any national political jurisdiction in the Licensed Territory if Licensee, within 90 days after receiving written notice from University of intended termination, fails to provide written evidence reasonably satisfactory to University that Licensee or its sublicensee has commercialized or is actively attempting to commercialize a licensed invention in such jurisdiction(s).


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         6.4 The following definitions apply to Article 6: (i) "Commercialize"
means having Sales of Licensed Products in such jurisdiction; and (ii) "Active attempts to commercialize" means having Sales of Licensed Products or an effective, ongoing and active research, development, manufacturing, marketing or sales program as commercially appropriate, directed toward obtaining regulatory approval, production or Sales of Licensed Products in any jurisdiction, and plans acceptable to University, in its sole discretion, to commercialize licensed inventions in the jurisdiction(s) that University intends to terminate.

         6.5. Licensee agrees to develop a vigorous sublicensing program to effect commercialization of Licensed Subject Matter in any portion of the Licensed Field that Licensee does not exploit.

         6.6. This Agreement will earlier terminate:

               a. automatically if Licensee becomes bankrupt or insolvent and/or if the business of Licensee is placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of Licensee or otherwise; or

               b. upon 30 days written notice from Board if Licensee breaches or defaults on its obligation to make payments (if any are due) or reports, in accordance with the terms of Article 5, unless, before the end of the 30 day period, Licensee has cured the default or breach and so notifies Board, stating the manner of the cure; or

               c. upon 90 days written notice if Licensee breaches or defaults on any other obligation under this Agreement, unless, before the end of the 90 day period, Licensee has cured the default or breach or is acting diligently to make such cure, and so notifies Board, stating the manner of the cure; or

               d. at any time by mutual written agreement between Licensee, University, and Board, upon 180 days written notice to all parties listed in Paragraph 15.2 and subject to any terms herein which survive termination; or

               e. under the provisions of Paragraphs 6.2 and 6.3 if invoked.

         6.7. If this Agreement is terminated for any cause:

               a. nothing herein will be construed to release either Party of any obligation matured prior to the effective date of the termination;


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               b. after the effective date of the termination, Licensee may sell all Licensed Products and parts therefor it has on hand at the date of termination, if it pays earned royalties thereon according to the terms of Article 5; and

               c. Licensee will be bound by the provisions of Articles 10 (Indemnification), 11 (Use of Board and Component's Name), and 12 (Confidential Information) of this Agreement.

7. INFRINGEMENT BY THIRD PARTIES

         7.1 Licensee, at its expense, must enforce any patent exclusively licensed hereunder against infringement by third parties and it is entitled to retain recovery from such enforcement. Licensee must pay Board a royalty on any monetary recovery if the monetary recovery is for damages or a reasonable royalty in lieu thereof. If Licensee does not file suit against a substantial infringer of a patent within 6 months of knowledge thereof, then Board may enforce any patent licensed hereunder on behalf of itself and Licensee, Board retaining all recoveries from such enforcement and/or reducing the license granted hereunder to non-exclusive.

         7.2 In any infringement suit or dispute, the Parties agree to cooperate fully with each other. At the request and expense of the Party bringing suit, the other Party will permit access to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours.

8. ASSIGNMENT

         Except in connection with the sale of substantially all of Licensee's assets to a third party, this Agreement may not be assigned by Licensee without the prior written consent of Board, which will not be unreasonably withheld.

9. PATENT MARKING

         Licensee must permanently and legibly mark all products and documentation manufactured or sold by it under this Agreement with a patent notice as may be permitted or required under Title 35, United States Code.

10. INDEMNIFICATION

         Subject to the terms of this Agreement, Licensee agrees to hold harmless and indemnify Board, System, University, its Regents, officers, employees and agents from and against any claims, demands, or causes of action whatsoever, including without limitation those arising on account of any injury or death of persons or


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damage to property caused by, or arising out of, or resulting from, the exercise or practice of the license granted hereunder by Licensee, its Affiliates, or their officers, employees, agents, or representatives, except for liabilities resulting from the indemnified parties' gross negligence or willful acts or omissions.

         Subject to the terms of this Agreement, the Board and System agree, to the extent authorized under the Constitution and laws of the State of Texas, to hold harmless and indemnify Licensee, its officers, employees and agents from liability resulting from the negligent acts or omissions of Board, System, University, its Regents, officers, employees and agents pertaining to the activities to be carried out pursuant to the obligations of this Agreement, except for liabilities resulting from the indemnified parties' negligence or willful acts or omissions.

11. USE OF BOARD AND COMPONENT'S NAME

         Licensee may not use the name of University, System, or Board without express written consent.

12. CONFIDENTIAL INFORMATION AND PUBLICATION

         12.1 Board and Licensee each agree that all information contained in documents marked "confidential" and forwarded to one by the other are to (i) be received in strict confidence, (ii) be used only for the purposes of this Agreement, and (iii) not be disclosed by the recipient Party, its agents or employees without the prior written consent of the other Party, except to the extent that the recipient Party can establish competent written proof that such information:

               (a.) was in the public domain at the time of disclosure;

               (b.) later became part of the public domain through no act or omission of the recipient Party, its employees, agents, successors or assigns;

               (c.) was lawfully disclosed to the recipient Party by a third party having the right to disclose it;

               (d.) was already known by the recipient Party at the time of disclosure;

               (e.) was independently developed by the recipient Party; or

               (f.) is required by law or regulation to be disclosed.


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         12.2 Each Party's obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other Party's confidential information as it uses to protect its own confidential information. This obligation shall exist while this Agreement is in force and for a period of 3 years thereafter.

         12.3 University will submit its manuscript for any proposed publication of research related to Licensed Subject Matter to Licensee at least 30 days before publication, and Licensee shall have the right to review and comment upon the publication in order to protect Licensee's confidential information. Upon Licensee's request, publication will be delayed up to 60 additional days to enable Licensee to secure adequate intellectual property protection of Licensee's property that would be affected by the publication.

13. PATENTS AND INVENTIONS

         13.1 If after consultation with Licensee, both Parties agree that a patent application should be filed for Licensed Subject Matter, Board will prepare and, after consultation with Licensee, file the appropriate patent applications, and Licensee will pay the reasonable cost of searching, preparing, filing, prosecuting, and maintaining same. If Licensee notifies Board that it does not intend to pay the cost of an application, or if Licensee does not respond or make an effort to agree with Board on the disposition of rights in the subject invention, then Board may file an application at its own expense and Licensee will have no rights to the invention. Board will provide Licensee a copy of any patent application for which Licensee has paid the cost of filing, as well as copies of any documents received or filed with the respective patent office during the prosecution thereof.

14.   ALTERNATE DISPUTE RESOLUTION

         14.1 The Parties agree that any dispute or controversy arising out of or relating to this Agreement, its construction, or its actual or alleged breach will be decided by mediation, in accordance with the provisions of TEX. CIV. PRAC. & REM. Codess.ss.154.001- 154.073 (Vernon 1997) and TEX. GOV'T Codess.ss.2008.001- 2008.055 (Vernon 1997 & Supp. 1998). If the mediation does not result in a resolution of such dispute or controversy, it will be decided by another method of alternate dispute resolution in accordance with the provisions of TEX. CIV. PRAC. & REM. Codess.ss.154.001- 154.073 (Vernon 1997) and TEX. GOV'T Codess.ss.2008.001- 2008.055 (Vernon 1997 & Supp. 1998), including without limitation, arbitration, conducted in the city of San Antonio, Texas in accordance with the License Agreement Arbitration Rules of the American Arbitration Association. The arbitration panel will include members knowledgeable in the commercialization and licensing of medical devices, and intellectual property law. The decision of the arbitration must be


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sanctioned by a court of law having jurisdiction to be binding upon and enforceable by the Parties. Judgment upon the award rendered may be entered in the highest court or forum having jurisdiction, state or federal. The provisions of this Article 14 will not apply to decisions on the validity or enforceability of patent claims or to any dispute or controversy as to which any treaty or law prohibits such arbitration.

15. GENERAL

         15.1 This Agreement constitutes the entire and only agreement between the Parties for Licensed Subject Matter and all other prior negotiations, representations, agreements, and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by a written document signed by both Parties.

         15.2 Any notice required by this Agreement must be given by prepaid, first class, certified mail, return receipt requested, addressed in the case of Board to:

Board of Regents
The University of Texas System
201 West 7th Street
Austin, Texas 78701
ATTENTION: Office of General Counsel
FAX: (512) 499-4523
PHONE: (512) 499-4462

with copies to:

The University of Texas Health Science Center at San Antonio
7703 Floyd Curl Drive
San Antonio, Texas 78284-7862
ATTENTION: Jack C. Park, Esq.
Executive Director of Legal Affairs and Technology Licensing
FAX: (210) 567-2047
PHONE: (210) 567-2020

or in the case of Licensee to:
NOMOS CORPORATION
2591 Wexford Bayne Road
Sewickley, PA  15143
ATTENTION: Anil Rastogi, President and CEO
FAX: (724) 934-5488
PHONE: (724) 934-8200



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or other addresses as may be given from time to time under the terms of this notice provision.

         15.3 Licensee must comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.

         15.4 This Agreement will be construed and enforced in accordance with the laws of the United States of America and of the State of Texas.

         15.5 Failure of Board to enforce a right under this Agreement will not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

         15.6 Headings are included herein for convenience only and shall not be used to construe this Agreement.

         15.7 If any part of this Agreement is for any reason found to be unenforceable, all other parts nevertheless remain enforceable.


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IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement.


BOARD OF REGENTS OF THE                     NOMOS CORPORATION
UNIVERSITY OF TEXAS SYSTEM


By    /s/  John P. Howe                     By  /s/  Anil Rastogi
  ------------------------------              ----------------------------------
John P. Howe, III, M.D.                     Anil Rastogi
President                                   President and CEO
University of Texas
Health Science Center at San Antonio


Approved as to Form:

By  /s/ Bethlynn Maxwell    21 Oct. '98
   -----------------------------------------
BethLynn Maxwell
Office of General Counsel

Approved as to Content:

By  /s/  R.B. Price
  ------------------------------------------
R.B. Price
Executive Vice President for
Administration and Business Affairs



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